                                                                  EXHIBIT (c)(4)

                     EMPLOYMENT AND NONCOMPETITION AGREEMENT

         THIS EMPLOYMENT AND NONCOMPETITION AGREEMENT (the "Agreement") is made and entered into as of the 10th day of March, 1998, by and between INTERNATIONAL HOME FOODS, INC., a Delaware corporation (the "Company"), and GLEN BOLANDER (the "Employee").

         WHEREAS, concurrently with the execution of this Agreement, IHF/GM Holding Corporation, IHF/GM Acquisition Corporation ("IHF/GM Acquisition"), the Company and Grist Mill Co. (the "Seller") have entered into that certain Agreement and Plan of Merger (the "Purchase Agreement") pursuant to which the Company will beneficially acquire all of the outstanding equity securities of the Seller; and

         WHEREAS, the Employee has been the CEO of Seller for a substantial period of time prior to the Acquisition and has therefore acquired a great deal of knowledge about Seller's business, including Confidential Information; and

         WHEREAS, the Employee is desirous of receiving a commitment from the Company in the form of an Employment Agreement and the Company is desirous of employing the Employee.

         NOW, THEREFORE, in consideration of the promises, covenants and agreements contained herein, it is hereby agreed as follows:

         1. EMPLOYMENT PERIOD. Subject to Section 3, the Company hereby agrees to employ the Employee, and the Employee hereby agrees to be employed by the Company, in accordance with the terms and provisions of this Agreement, on the date (the "Closing Date") that IHF/GM Acquisition accepts for payment any shares of common stock of Seller tendered pursuant to the Offer (as defined in the Purchase Agreement), it being intended that Employee's first date of employment by the Company be the date the Company has beneficially acquired all of the equity securities of Seller.

         2.       TERMS OF EMPLOYMENT.

                  (a)      Position and Duties.

                           (i)      During the term of the Employee's
employment, the Employee shall serve as a senior executive of the Company and shall perform such duties as the Company shall assign. He shall report to the CEO of the Company or his designee.

                           (ii)     During the term of Employee's employment,
and excluding any periods of vacation and sick leave to which the Employee is entitled, the Employee agrees to devote substantially all of his full business time to the business and affairs of the Business and, to the extent necessary to discharge the responsibilities assigned to the Employee hereunder, to use the Employee's reasonable best efforts to perform faithfully, effectively and efficiently such responsibilities.

                  (b)      Compensation.

                           (i)      Base Salary. During the term of the
Employee's employment, the Employee shall receive an annual base salary of $225,000 ("Annual Base Salary"), which shall be paid in accordance with the customary payroll practices of the Company. The Employee shall be eligible for merit increases after the first year of this Agreement, consistent with the policy applicable to other senior executives of the Company.

                           (ii)     Bonus. It is contemplated that Employee
shall be eligible for an annual bonus, such bonus to be determined based on targets established by the Company at the beginning of each calendar year. A bonus shall be payable only in accordance with the terms of the Company's plan. Such bonus shall, at maximum, be equal to $175,000. Notwithstanding anything to the contrary, Employee shall be eligible for a bonus, for the fiscal year ending May 31, 1998, in accordance with the Seller's bonus plan applicable. Such bonus shall be paid to Employee in accordance with the Seller's prior history in paying bonuses to Employee. In calculating such bonus, all expenses relating to the acquisition by the Company of Seller shall be disregarded. The maximum bonus payable to Employee for the year ending May 31, 1998 shall be $200,000. Said bonus shall be payable if the Seller attains an EBITDA of $13.5 Million for the period ending May 31, 1998. The bonus for which Employee shall be eligible for the calendar year December 31, 1998, pursuant to the Company's to be established bonus targets shall then be prorated to seven months.

                           (iii)    Other Benefits. During the term of the
Employee's employment, the Employee shall be entitled to the other benefits available to the Company's employees in accordance with the plans, policies, programs and practices, if any, of the Company.

                           (iv)     Reimbursements. Employee shall be entitled
to reimbursement for all reasonable, ordinary and necessary business expenses incurred by him in the performance of his duties under this Agreement in accordance with Company policies.

         3. TERMINATION OF EMPLOYMENT. Either party may terminate the Employee's employment at any time.

         4. STOCK OPTIONS. Employee shall receive, on the first business day after the Closing Date, 50,000 non-qualified stock options in the Company, said options to have a strike price equal to the "Fair Market Value" of a share of the Company's Common Stock determined as of the Closing Date in accordance with the Company's Stock Option Plan. Said options shall be subject to the terms and conditions of the Company's Stock Option Plan and shall vest in equal amounts over three years with the first one-third vesting on the first anniversary of the Closing Date; the second one-third on the second anniversary date and the last one-third on the third anniversary date.

         5.       CONFIDENTIAL INFORMATION.

                  (a) The Employee acknowledges that the Company and its affiliates have, or may in the future obtain, trade, business and financial secrets and other confidential and proprietary information (collectively, the "Confidential Information"). As defined herein, Confidential Information shall not include (i) information that is generally known to other persons or entities who can obtain economic value from its disclosure or use and (ii) information required to be disclosed by the Employee pursuant to a subpoena or court order, or pursuant to a requirement of a governmental agency or law of the United States of America or a state thereof or any governmental or political subdivision thereof; provided, however, that the Employee shall take all reasonable steps to prohibit such disclosure.

                  (b) From and after the Closing Date, the Employee agrees to hold such Confidential Information in confidence and not to release such information to any person (other than Company employees and other persons to whom the Company has authorized the Employee to disclose such information and then only to the extent that such Company employees and other persons authorized by the Company have a need for such knowledge).

                  (c) From and after the Closing Date, the Employee further agrees not to use any Confidential Information for the benefit of any person or entity other than the Company.

         6. SURRENDER OF MATERIALS UPON TERMINATION. Upon any termination of the Employee's employment, the Employee shall immediately return to the company all copies, in whatever form, of any and all Confidential Information and other properties of the Company and its affiliates which are in the Employee's possession, custody or control.

         7. SUCCESSORS. This Agreement is personal to the Employee and without the prior written consent of the Company shall not be assignable by the Employee.

         8.       NONCOMPETITION.

                  (a) In consideration of the sums received by the Employee pursuant to the Purchase Agreement, the consideration recited herein and the Stock Options granted herein, the Employee hereby agrees to the following Noncompetition Agreement. The term of Noncompetition (herein so called) shall be for a term beginning as of the Closing Date and continuing until the later of one year after the Date of Termination of the Employee's employment or three years from the date of commencement of employment with the Company.

                  (b) During the term of Noncompetition, the Employee shall not (other than for the benefit of the Company pursuant to this Agreement) directly or indirectly, individually or as an officer, director, employee, shareholder, consultant, contractor, partner, joint venturer, agent, equity owner or in any capacity whatsoever (i) engage in the manufacturing, distribution or marketing of food products anywhere in the United States that are either (x) of the type of food category then being manufactured, distributed, sourced or marketed by either the Company or any direct or indirect subsidiary of the Company (collectively, the "IHF Group") or (y) food products manufactured, sourced, distributed or marketed by Seller, at any time within the most recent two year period prior to the date of this Agreement, (ii) hire or solicit with respect to hiring any employee of any member of the IHF Group, or (iii) divert or take away any customers or suppliers of any member of the IHF Group within the United States or elsewhere where the IHF Group is then selling product.

                  (c) It is understood and agreed to that this Section 8 shall be in addition to and not be construed as a limitation upon the covenants in Section 5 hereof.

                  (d) The Employee acknowledges that (i) the geographic boundaries, scope of prohibited activities, and time duration of the preceding provisions are reasonable in nature and are no broader than are necessary to maintain the confidentiality and the goodwill of the Company's proprietary information, plans and services and to protect the other legitimate business interests of the Company and (ii) the payments provided Employee hereunder are collectively consideration for the agreements contained herein.

         9. TERMINATION OF EMPLOYMENT AGREEMENT. Effective as of the Closing Date, that certain Employment Agreement (the "Existing Agreement") dated January 10, 1990 (as amended) by and between Seller and Employee shall be terminated in full without any further action on the part of Seller or Employee. From and after the date of termination of the Existing Agreement, Employee shall not be entitled to receive (i) any further wages or other compensation provided for or anticipated by Article 4 of the Existing Agreement, (ii) except for the payment of $850,000 on the Closing Date to Employee (which payment the Company shall make to Employee on the Closing Date), any other payment following a change in control or other compensation contemplated by Article 7 of the Existing Agreement, or (iii) any other benefits or compensation arising under or pursuant to the Existing Agreement or, except as may be otherwise provided herein, Employee's employment relationship with Seller or any of its subsidiaries.

         10.      RELEASE OF CLAIMS.

                  (a) Effective as of the Closing Date, Employee hereby releases and discharges the Released Parties from all Claims and Damages (each as defined below), including those related to, arising from, or attributed to
(i) Employee's employment with and membership on the Boards of Directors for Seller and its subsidiaries, (ii) the Existing Agreement and (iii) all other acts or omissions at any time prior to and including the date of termination of the Existing Agreement; except that this release shall not include Employee's
(A) ENTITLEMENT TO CONTINUED GROUP MEDICAL COVERAGE IN ACCORDANCE WITH THE CONSOLIDATED OMNIBUS BUDGET RECONCILIATION ACT OF 1985 ("COBRA"), (B) VESTED ACCOUNT BALANCES IN SELLER'S EMPLOYEE BENEFIT PLANS AND RIGHTS UNDER OPTION AGREEMENTS OUTSTANDING AS OF THE DATE HEREOF (IN EACH CASE AS DESCRIBED IN ANNEX I ATTACHED HERETO), (C) RIGHTS WITH RESPECT TO SHARES OF CAPITAL

STOCK OF SELLER (AS LISTED ON ANNEX II ATTACHED HERETO), (D) RIGHTS OF EMPLOYEE ARISING UNDER THIS AGREEMENT, (E) RIGHTS OF EMPLOYEE ARISING UNDER ANY OF THE TRANSACTION DOCUMENTS (AS DEFINED IN THE MERGER AGREEMENT), (F) RIGHTS OF EMPLOYEE ARISING UNDER SELLER'S ORGANIZATION DOCUMENTS, (G) ACCRUED AND UNPAID SALARY AND EXPENSES INCURRED BY EMPLOYEE IN RESPECT OF THE PERIOD PRIOR TO THE CLOSING DATE, AND (H) ANY BONUS PAYMENT OWED TO EMPLOYEE PURSUANT TO THE SELLER'S BONUS PLAN. Employee understands and expressly agrees that, unless specifically excluded from this release, this release extends to all Claims and Damages of every nature and kind, known or unknown, suspected or unsuspected, past or present, whether or not these Claims and Damages were set forth in any writing, and that all such Claims and Damages are hereby expressly settled or waived. Notwithstanding the foregoing, Employee does not release or discharge Seller and its subsidiaries from any Claims or Damages related to or arising from Employee's capacity as an officer or director of Seller or its subsidiaries to which Employee is entitled to be indemnified against or reimbursed by Seller or its subsidiaries, whether by statute, contract or otherwise.

                  (b) As used in this Section 10, the following terms shall have meanings set forth below:

                           (i)      "CLAIMS" means all theories of recovery of
whatever nature, whether known or unknown, at law or equity of any jurisdiction, based on acts, omissions or other matters occurring on or before the date the parties sign this Agreement. This term includes, without limitation, lawsuits, petitions, complaints, causes of action, charges, indebtedness, losses, claims, liabilities, and demands, whether arising in equity or under the common law or under any contract (including, without limitation, the Existing Agreement), statute, regulation or ordinance. This term also includes, without limitation, any Claim of discrimination (based on age or any other factor) under any statute or law (including, without limitation, the Age Discrimination in Employment Act, 29 U.S.C. ' 621, et seq.; Title VII of the Civil Rights Act of 1964, 42 U.S.C. ' 2000e, et seq.; and the Americans with Disabilities Act, 42 U.S.C. ' 12101, et seq.), and all Claims asserted by Employee, in writing or otherwise, or which could be asserted, by Employee.

                           (ii)     "DAMAGES" means all elements of relief or
recovery of whatever nature, whether known or unknown, which are recognized by the law or equity of any jurisdiction. This terms includes, without limitation, actual, incidental, indirect, consequential, compensatory, liquidated, exemplary, and punitive damages; rescission, attorneys' fees; interest; costs; equitable relief; and expenses.

                           (iii)    "RELEASED PARTIES" means and includes Seller
and its subsidiaries, and all of the foregoing entities' past, present and future shareholders, directors, officers, employees, agents, insurance carriers, employee benefit plans (and such plans' fiduciaries, trustees, administrators and representatives), predecessors, successors, assigns, executors, administrators, attorneys and representatives, in both their corporate and individual capacities.

         11.      MISCELLANEOUS.

                  (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. Whenever the terms "hereof", "hereby", "herein", or words of similar import are used in this Agreement they shall be construed as referring to this Agreement in its entirety rather than to a particular section or provision, unless the context specifically indicates to the contrary. Any reference to a particular "Section" or "paragraph" shall be construed as referring to the indicated section or paragraph of this Agreement unless the context indicates to the contrary. The use of the term "including" herein shall be construed as meaning "including without limitation." This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

                  (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

         If to the Employee:                Glen Bolander
                                            14701 Summit Oaks Drive
                                            Burnsville, MN  55337

                  With a Copy to:           Charles S. Zimmerman
                                            Zimmerman, Reed
                                            5200 Norwest Center
                                            Minneapolis, MN  55402

         If to the Company:                 CEO
                                            International Home Foods, Inc.
                                            1633 Littleton Road
                                            Parsippany, NJ  07054

                  With a Copy to:           Michael J. Cramer
                                            100 Northfield Street
                                            Greenwich, CT  06830

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

                  (c) If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this

Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

                  (d) The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

                  (e) The Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

                  (f) The Employee acknowledges that money damages would be both incalculable and an insufficient remedy for a breach of Section 5 or 8 by the Employee and that any such breach would cause the Company irreparable harm. Accordingly, the Company, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting of bond or other security, to equitable relief, including injunctive relief and specific performance, in connection with the breach of Section 5 or 8 by the Employee.

                  (g) This Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

                  (h) This Agreement may be executed in two or more counterparts.

                  (i) Sections 5 and 8 of this Agreement shall survive the termination of Employee's employment under this Agreement.

                  (j) Employee agrees that this Agreement and the obligations hereunder shall be binding upon his heirs, guardians, administrators or successors.

                  (k) Seller and its affiliates are intended third party beneficiaries of Sections 9 and 10 of this Agreement.





            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the Employee has hereunto set the Employee's hand and the company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

                                           EMPLOYEE


                                           /s/ GLEN S. BOLANDER
                                           -------------------------------------
                                           Glen Bolander


                                           INTERNATIONAL HOME FOODS, INC.


                                            /s/ MICHAEL J. CRAMER
                                           -------------------------------------

                                           By:  Michael J. Cramer
                                              ----------------------------------
                                           Its: Vice President
                                               ---------------------------------